Exhibit 10.1

EPIRUS BIOPHARMACEUTICALS, INC.
SEVERANCE PLAN

SECTION 1.  Purpose.  The purpose of this Severance Plan (this “Plan”) is to encourage certain management-level employees of EPIRUS Biopharmaceuticals, Inc. (the “Company”) and its subsidiaries to remain in the employ of the Company and its subsidiaries by providing severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

SECTION 2.  Definitions.  For purposes of this Plan, the following terms shall have the meanings set forth below:

(a)                                 “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Cause” means, with respect to any Participant, the occurrence of any one of the following:

(i)                                     the Participant’s willful failure to substantially perform the Participant’s duties to the Company or any of its Affiliates;

(ii)                                  the Participant’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Company or any of its Affiliates;

(iii)                               the Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv)                              the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Affiliates or while performing the Participant’s duties and responsibilities for the Company or any of its Affiliates;

(v)                                 the Participant’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company or any of its Affiliates or breach of fiduciary duty against the Company or any of its Affiliates; or

(vi)                              the Participant’s material breach of any agreement with the Company or any of its Affiliates (including, without limitation, any breach of any restrictive covenants therein).

For the purposes of this provision, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.  The Company may terminate a Participant’s employment for Cause pursuant to clause (i), (ii) or (vi) above only after giving the Participant written notice of the specific circumstances that constitute Cause and if the Participant fails to cure the circumstances that gave rise to Cause within 30 days following delivery of such notice.

(d)                                 “Change in Control” shall mean and includes each of the following:

(i)                                     A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any Person or related Group of Persons (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)                                  The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)                               which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)                               after which no Person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this Section 2(d)(ii)(B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(e)                                  “Change in Control Date” means the date on which a Change in Control occurs.

(f)                                   “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.

(h)                                 “Disability” means, with respect to any Participant, that the Participant becomes eligible to receive income replacement benefits under any long-term disability plan covering employees of the Company or its Affiliates.

(i)                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.

(j)                                    “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.

(k)                                 “Fair Market Value” means, with respect to any date, (i) the closing per-share sales price of the Shares (A) as reported by the NASDAQ Capital Market for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value per Share as determined in good faith by the Board or a subcommittee thereof.

(l)                                     “Good Reason” means the occurrence of any of the events or circumstances set forth in clauses (i) through (v) below with respect to a Participant without the Participant’s express prior written consent and other than as a result of the Participant’s Disability:

(i)                                     the failure of the Company or any of its subsidiaries to pay the Participant any material compensation when due;

(ii)                                  any material reduction of the Participant’s annual base salary, excluding any such reduction by no more than 25% of such Participant’s annual base salary that similarly affects substantially all similarly situated employees of the Company and its subsidiaries;

(iii)                               any change of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment immediately prior to the change, which change increases the Participant’s commute from the Participant’s principal residence;

(iv)                              any material reduction in the Participant’s target annual bonus; or

(v)                                 any material adverse change in the Participant’s positions or duties, responsibilities, or any assignment to the Participant of duties or responsibilities that are materially inconsistent in an adverse respect with the Participant’s position; provided that this clause (v) shall not be triggered solely as a result of the Company no longer being publicly traded.

A termination of employment by the Participant for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the date that the Participant would reasonably be expected to be aware of the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company or the applicable subsidiary that constitutes Good Reason and the specific provisions of this Plan on which the Participant relied. The Company and its subsidiaries shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Participant (such 30-day or shorter period, the “Cure Period”).  If, during the Cure Period, such circumstance is remedied, the Participant shall not be permitted to terminate employment for Good Reason as a result of such circumstance.  If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the Participant shall be entitled to terminate employment for Good Reason during the 180-day period that follows the end of the Cure Period (the “Termination Period”).  If the Participant does not terminate employment during the Termination Period, the Participant shall not be permitted to terminate employment for Good Reason as a result of such circumstance.

(m)                             “Group” means “group” as such term is used in Section 13(d) of the Exchange Act.

(n)                                 “Monthly Base Salary” means, with respect to any Participant, 1/12 of such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date (excluding the effect of any reduction thereto that constitutes Good Reason).

(o)                                 “Payment” means any payment, benefit or distribution by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of a Participant, whether paid, payable, distributed, distributable or provided pursuant to this Plan or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G.

(p)                                 “Person” means “person” as such term is used in Section 13(d) of the Exchange Act.

(q)                                 “Protection Period” means the period commencing 60 days prior to a Change in Control Date and ending on the first anniversary of such Change in Control Date.

(r)                                    “Section 280G” means Section 280G of the Code.

(s)                                   “Section 409A” means Section 409A of the Code.

(t)                                    “Severance Multiple”, with respect to a Participant, means the multiple set forth in the chart in Exhibit A based on the applicable termination for such Participant.

(u)                                 “Shares” means shares of common stock of the Company, $0.001 par value, or such other securities of the Company into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction.

(v)                                 “Tier 1 Participant” means an individual who is, at the relevant time, the Chief Executive Officer of the Company.

(w)                               “Tier 2 Participant” means an individual who is, at the relevant time, a Senior Vice President of the Company who reports to the Chief Executive Officer of the Company.

(x)                                 “Tier 3 Participant” means an individual who is, at the relevant time, (i) a Senior Vice President of the Company who does not report to the Chief Executive Officer of the Company or (ii) a Vice President of the Company (who is not a Senior Vice President).

(y)                                 “Termination Date” means the date on which the termination of a Participant’s employment, in accordance with the terms of this Plan, is effective.

(z)                                  “Unvested Equity Awards” means any stock options, restricted shares, restricted stock units or other equity awards with respect to Shares held by a Participant as of such Participant’s Termination Date that are unvested as of such Termination Date (not taking into account any vesting occurring pursuant to Section 4(b)).

SECTION 3.  Eligibility.  The participants in this Plan (“Participants”) are the Tier 1 Participants, Tier 2 Participants and Tier 3 Participants; provided that no individual who is otherwise eligible to receive any cash or non-cash severance benefits under any other severance plan, practice, policy or program of the Company or any Affiliate thereof or under any employment or offer letter or agreement with the Company or any Affiliate thereof upon a termination of employment shall become a Participant unless such individual executes a consent to the supersession of such severance benefits by the Plan in the form provided by the Company.

SECTION 4.  Severance Benefits.  Subject to Section 5, if a Participant’s employment is terminated either (x) by the Company or its Affiliates other than for Cause, death or Disability or (y) by resignation of the Participant with Good Reason, then the Participant shall be entitled to the following payments and benefits (the applicable payments and benefits described in Sections 4(a) and (b), collectively, the “Severance Benefits”):

(a)                                 Cash Severance Pay.  The Company shall pay the Participant an amount equal to the product of (i) the Participant’s Severance Multiple and (ii) the sum of (A) the Participant’s Monthly Base Salary and (B) the monthly COBRA premium for group medical and dental benefits coverage for the Participant and the Participant’s spouse and dependents, as determined as of the Participant’s Termination Date (the “Cash Severance Payment”), payable in a lump-sum payment within 60 days following the Participant’s Termination Date.

(b)                                 Equity Award Acceleration.  In the case of a termination during the Protection Period, the Participant’s Unvested Equity Awards shall vest on the later of (i) the Termination Date and (ii) the Change in Control Date; provided, however, that (A) any stock options that vest pursuant to this Section 4(b) shall not become exercisable until the release described in Section 5 becomes effective and irrevocable and (B) any performance-based equity awards shall vest at target levels unless more favorable vesting provisions are provided in the applicable award agreement.

(c)                                  Accrued Rights.  The Participant shall be entitled to payments of any earned but unpaid annual base salary, accrued vacation (to the extent payable upon termination pursuant to the policies of the Company and its subsidiaries) and any unpaid business expenses properly incurred pursuant to the policies of the Company and its subsidiaries through the Participant’s Termination Date (the rights to such payments, the “Accrued Rights”).

SECTION 5.  Release of Claims.  Notwithstanding any provision of this Plan to the contrary, if the Company provides a Participant with a Waiver and Release of Claims Agreement in the form of Exhibit B, then, unless on or prior to the 60th day following such Termination Date, (a) the Participant shall have executed and delivered such release and (b) such release shall have become effective and irrevocable in accordance with its terms:

(i) no Cash Severance Payment shall be paid or made available to the Participant under Section 4(a), and

(ii) the Participant shall forfeit any equity awards that vested pursuant to Section 4(b) and any Shares received upon settlement of any such equity awards, and shall pay to the Company any amount received upon any sale of such Shares.

SECTION 6.  Other Termination.  If a Participant’s employment is terminated in any circumstance not described in Section 4 (including as a result of death or Disability), the Participant shall not be entitled to any compensation or benefits from the Company or any of its Affiliates under this Plan.

SECTION 7.  Tax Matters.

(a)                                 Withholding.  The Company and its subsidiaries will deduct and withhold from any amounts payable under this Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

(b)                                 Effect of Sections 280G and 4999 of the Code.  Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Payments shall be reduced (but not below zero) but only to the extent that such reduction in the Payments would result in the Participant retaining a larger amount, on an after-tax basis (including all Federal, state, local and other income taxes and the Excise Tax), than if the Participant received the entire amount of such Payments.  The Company shall reduce or eliminate the Payments in the following order: (i) the portion of the Payments that is attributable to any accelerated vesting of options to purchase Shares with a per Share exercise price greater than the Fair Market Value per Share on the Change in Control Date (“Underwater Options”), (ii) cash payments that do not constitute deferred compensation (within the meaning of Section 409A), (iii) equity-based awards other than Underwater Options, (iv) welfare or in-kind benefits and (v) cash payments that do constitute deferred compensation, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the Determination (as defined below). The determination of whether the Payments shall be reduced as provided in this Section 7(b) and the amount of such reduction shall be made at the Company’s expense by the Company’s accounting, consulting or tax firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Participant within 30 business days after the later of the Participant’s Termination Date or the Change in Control Date.  If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to the Payments, such Determination shall be binding, final and conclusive upon the Participant.

(c)                                  Section 409A of the Code.

(i)                                     General.  The amounts payable under this Plan are intended to be exempt from Section 409A.   Notwithstanding the foregoing, to the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.

(ii)                                  Separation from Service under Section 409A.  Notwithstanding anything herein to the contrary, with respect to any amounts payable under this Plan that the Company determines constitute “nonqualified deferred compensation” within the meaning of Section 409A: (A) such termination or other similar payments and benefits hereunder shall be payable to a Participant only if such Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (B) if a Participant is deemed at the time of the Participant’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which such Participant may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to such Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Company and (y) the date of such Participant’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 7(c)(ii) shall be paid in a lump sum to such Participant, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; and (C) the determination of whether a Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of such Participant’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

SECTION 8.  Miscellaneous.

(a)                                 Duration; Termination; Amendment; Modification.  This Plan shall become effective upon the date of its adoption by the Board (the “Effective Date”).  The Board may amend, modify or terminate this Plan at any time; provided that this Plan may not be amended, modified or terminated to the extent that such amendment, modification or termination adversely affects a Participant’s rights hereunder without the prior written consent of such Participant.

(b)                                 No Waiver.  The failure of the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of the Company’s or such Participant’s rights or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.  No failure or delay by any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)                                  Severability.  If any term or provision of this Plan is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Plan shall nonetheless remain in full force and effect.

(d)                                 Survival.  The provisions of this Plan shall survive and remain binding and enforceable, notwithstanding the expiration or termination of the Protection Period or this Plan, the termination of a Participant’s employment with the Company and its subsidiaries for any reason or any settlement of the financial rights and obligations arising from a Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

(e)                                  Disputes.

(i)                                     Except as otherwise specifically provided herein, all disputes, controversies and claims arising between the Company and any Participant concerning the subject matter of this Plan shall be settled by arbitration in accordance with the rules and procedures of the Judicial Arbitration and Mediation Services (“JAMS”) in effect at the time that the arbitration begins, to the extent not inconsistent with this Plan.  The location of the arbitration will be Boston, Massachusetts or such other place as the parties to the dispute may mutually agree.  In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the Commonwealth of Massachusetts.  The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures.  Any arbitration pursuant to this Section 8(e) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction.  The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties.  Nothing in this Section 8(e) shall preclude the Company or any Participant from seeking temporary injunctive relief from any Federal or state court located within Boston, Massachusetts in connection with or as a supplement to an arbitration hereunder.

(ii)                                  Without limiting the generality of Section 8(e)(i), to the extent permitted by applicable law, by participating in this Plan, each Participant irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Plan.

(f)                                   No Mitigation or Offset; Enforcement of this Plan.  The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against any Participant or others.  In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as otherwise expressly provided for in this Plan, such amounts shall not be reduced whether or not the Participant obtains other employment.

(g)                                  Relation to Other Plans.  Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify, nor shall anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof.  Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be.  Notwithstanding the foregoing provisions of this Section 8(g), the amounts payable under this Plan to a Participant shall be paid in lieu of any cash or non-cash severance benefits that such Participant is otherwise eligible to receive under any other severance plan, practice, policy or program of the Company or any Affiliate thereof or under any employment or offer letter or agreement with the Company or any Affiliate thereof. This Plan supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof.

(h)                                 Successors.  This Plan shall bind any successor (a “Successor”) to all or substantially all of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would have been obligated under this Plan if no such succession had taken place.  In the case of any transaction in which a Successor would not, pursuant to the foregoing provision or by operation of law, be bound by this Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place.  The term “Company”, as used in this Plan, shall mean the Company as hereinbefore defined and any Successor and any assignee to such business or assets that by reason hereof becomes bound by this Plan.

(i)                                     Governing Law.  This Plan shall be deemed to be made in the Commonwealth of Massachusetts and the validity, interpretation, construction and performance of this Plan in all respects shall be governed by the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of law.

(j)                                    Headings and References.  The headings of this Plan are inserted for convenience only and neither constitutes a part of this Plan nor affects in any way the meaning or interpretation of this Plan.  When a reference in this Plan is made to a Section, such reference shall be to a Section of this Plan unless otherwise indicated.

(k)                                 Construction.  For purposes of this Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(l)                                     Notices.  All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	EPIRUS Biopharmaceuticals, Inc.
699 Boylston Street
Eighth Floor
Boston, MA 02116

Attention: General Counsel

If to the Participant:	The Participant’s address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Adopted by the Board of Directors of EPIRUS Biopharmaceuticals, Inc. as of January 21, 2015

EXHIBIT A

SEVERANCE MULTIPLES

	Tier 1 Participant	Tier 2 Participant	Tier 3 Participant
Termination Outside Protection Period	12	9	6
Termination in Protection Period	16	12	6

EXHIBIT B

WAIVER AND RELEASE OF CLAIMS AGREEMENT

In exchange for the Severance Benefits (as defined in that certain EPIRUS Biopharmaceuticals, Inc. Severance Plan (the “Severance Plan”)), I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (this “Release”).

SECTION 1.  General Release.  Subject to Section 2 of this Release, I, on my own behalf and on behalf of my spouse, child or children (if any), heirs, personal representative, executors, administrators, assigns and anyone else claiming through me (the “Releasors”), hereby release and discharge forever the Company, each of its past, present or future divisions, Affiliates (as defined in the Severance Plan) and subsidiaries and each of their respective present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, equityholders, members, representatives, predecessors, successors and assigns, and all Persons (as defined in the Severance Plan) acting by, through, under or in concert with them (hereinafter collectively referred to as the “Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract or tort, claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between me and the Company or any of the Released Parties, and any claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008 and the Worker Adjustment and Retraining Notification Act of 1988, as each may have been amended from time to time, or any other federal, state or local statute, regulation, law, rule, ordinance or constitution, or common law, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that I or any of the Releasors now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Release, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of:  (a) my employment relationship with the Company and/or any of the Released Parties and the termination of that relationship; (b) my relationship with any of the Released Parties as a member of any boards of directors; and (c) any other type of relationship (business or otherwise) between me and any of the Released Parties.  This release (this “Release”) includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature.  This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory, liquidated or punitive damages, and attorneys’ fees.

SECTION 2.  Exclusions from Release.                              Notwithstanding the generality of Section 1 of this Release, I do not release the following claims and rights:

(a)                                 my rights under this Release or the EPIRUS Biopharmaceuticals, Inc. Severance Plan;

(b)                                 any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(c)                                  claims to continued participation in certain of the group health plans of the Company and its Affiliates pursuant to the terms and conditions of COBRA;

(d)                                 any rights vested or accrued prior to my Termination Date (as defined in the Severance Plan) to benefits or entitlements under any retirement or welfare benefit plan sponsored by the Company or any of its Affiliates;

(e)                                  my rights, if any, to indemnification, advancement of expenses and the protections of any director’ and officers’ liability policies of the Company or any of its Affiliates;

(f)                                   any rights or claims that arise after my execution of this Release; and

(g)                                  any other right that may not be released by private agreement.

SECTION 3.  Unknown Claims.  I waive all rights under Section 1542 of the California Civil Code and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims (other than the claims listed in Section 2).  Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all Claims (other than the claims listed in Section 2), the undersigned expressly acknowledges that this Release is intended to include in its effect, without limitation, all Claims (other than the claims listed in Section 2) which the undersigned does not know or suspect to exist in the undersigned’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such Claims (other than the claims listed in Section 2).

SECTION 4.  Rights Under the ADEA.  Without limiting the scope of this Release in any way, I certify that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that I have or may claim to have under the ADEA.  This Release does not restrict any rights or claims that might arise under the ADEA after the date I sign this Release.  I acknowledge that:  (a) the consideration provided pursuant to the Severance Plan is in addition to any consideration that I would otherwise be entitled to receive; (b) I have been and am hereby advised in writing to consult with an attorney prior to signing this Release; (c) I have been provided a full and ample opportunity to review this Release, including a period of at least 21 days within which to consider it; (d) to the extent that I take less than 21 days to consider this Release prior to execution, I acknowledge that I had sufficient time to consider this Release with counsel and that I expressly, voluntarily and knowingly waive any additional time; (e) changes to the initial draft of this Release presented to me made during the consideration period will not extend the length of the consideration period; and (f) I am aware of my right to revoke this Release at any time within the seven-day period following the date on which I execute this Release and that this Release shall not become effective or enforceable until the calendar day immediately following the expiration of the seven-day revocation period.  I further understand that I shall relinquish any right I have to the Severance Benefits if I exercise my right to revoke this Release.  Notice of revocation must be made in writing and must be received by [            ], no later than 5:00 p.m. on the seventh calendar day immediately following the date on which I execute this Release.

SECTION 5.  Covenant Not To Sue.  I represent and covenant that I have not filed, initiated or caused to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding against the Company or any of the Released Parties.  Except to the extent that such waiver is precluded by law, I further promise and agree that I will not file, initiate or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding based upon, arising out of or relating to any Claim released hereunder, nor shall I participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding regarding any of the Released Parties relating to any Claims released hereunder, whether before a court or administrative agency or otherwise, unless required to do so by law.  This Release will not prevent me from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that I acknowledge and agree that any Claim by me, or brought on my behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby is barred.   In the event that any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding is filed on my behalf in connection with any Claim released hereunder, I agree that I shall not accept or be entitled to receive any financial recovery therefrom.

SECTION 6.  No Assignment.  I represent and warrant that I have made no assignment or other transfer, and covenant that I will make no assignment or other transfer, of any interest in any Claim that I may have against any of the Released Parties.

SECTION 7.  Indemnification of Released Parties.  I agree to indemnify and hold harmless the Released Parties, and each of them, against any loss, claim, demand, damage, expenses or any other liability whatsoever, including reasonable attorneys’ fees and costs, resulting from:  (a) any breach of this Release by me or my successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (c) any action or proceeding brought by me or my successors in interest, if such action or proceeding arises out of, is based upon, or is related to any Claims released hereunder; provided, however, that this indemnification provision shall not restrict any challenge by me of the release of claims under the ADEA, Title VII of the Civil Rights Act of 1964 or similar discrimination laws.  This indemnity does not require payment as a condition precedent to recovery by any of the Released Parties under this indemnity.

SECTION 8.  Choice of Law.  This Release shall be governed and construed under the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws rules.

IN WITNESS WHEREOF, the undersigned has signed and executed this Release on the date set forth below as an expression of his intent to be bound by the foregoing terms of this Release.

Employee

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